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                                                                      EXHIBIT 12

                            [Dechert LLP Letterhead]

January 6, 2006

Board of Trustees
USLICO Asset Allocation Portfolio
USLICO Series Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Board of Trustees
ING VP Balanced Portfolio
ING VP Balanced Portfolio Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034


Dear Ladies and Gentlemen:

                  You have requested our opinion regarding certain federal income tax consequences to the USLICO Asset Allocation Portfolio ("Acquired Fund"), a separate series of USLICO Series Fund, a Massachusetts business trust ("Trust"), to the holders of the shares of beneficial interest (the "shares") of Acquired Fund (the "Acquired Fund Shareholders"), and to the ING VP Balanced Portfolio ("Acquiring Fund"), a separate series of ING VP Balanced Portfolio Inc., a Maryland corporation (the "Corporation") in connection with the proposed transfer of substantially all of the properties of Acquired Fund to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares") and the assumption of all liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of [date], executed by Trust on behalf of Acquired Fund and the Corporation on behalf of Acquiring Fund.

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Board of Trustees
January 6, 2006
Page 2


                  For purposes of this opinion, we have examined and relied upon
(1) the Plan, (2) the Form N-14 filed by Acquiring Fund on [          ] with the
Securities and Exchange Commission, (3) the related Proxy Statement dated
[          ], (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Corporation on behalf of Acquiring Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Acquired Fund, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

                  This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free transaction under the Code.

2. Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Acquired Fund's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Acquired Fund will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares.

DECHERT LLP

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Board of Trustees
January 6, 2006
Page 3


4. The aggregate adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

5. Acquiring Fund's holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund shares.

7. The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the aggregate basis of Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange therefor.

8. An Acquired Fund Shareholder's holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held Acquired Fund shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

                  We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,


Dechert LLP


DECHERT LLP